UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 1999

JDS Uniphase Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-22874	94-2579683
(Commission File Number)	(IRS Employer Identification Number)

163 Baypointe Parkway
San Jose, California   95134
(Address of principal executive offices including zip code)

(408) 434-1800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

 This form 8-K/A amends Form 8-K filed with the Securities and Exchange Commission on July 12, 1999 (the "Original Form 8-K") by including the financial statements and pro forma financial information referred to below.

Item 7.      Financial Statements, Pro Forma Information and Exhibits

(a) Financial Statements of Business Acquired

(1) Report of Independent Auditors.

(2) JDS FITEL Inc., balance sheets as of May 31, 1999 and 1998 and the related statements of operations and cash flows for each of the three years in the period ended May 31, 1999.

(3) Notes to Financial Statements of JDS FITEL Inc.

July 5, 1999

Auditors' Report

To the Shareholder of

JDS FITEL

We have audited the balance sheets of JDS FITEL Inc. as at May 31, 1999 and May 31, 1998 and the statements of income, shareholders' equity and cash flows for each of the years in the three year period ended May 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 1999 and May 31, 1998 and the results of its operations and its cash flows for each of the years in the three year period ended May 31, 1999 in accordance with accounting principals generally accepted in Canada.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Ottawa, Canada

JDS FITEL Inc.
CONSOLIDATED STATEMENTS OF INCOME
(expressed in thousands of Canadian dollars, except share amounts)

                                                      Year ended May 31,
                                            -------------------------------
                                               1999       1998      1997
                                            ----------- --------- ---------

Sales.....................................    $455,998  $227,212  $114,970
Cost of goods sold........................     218,179   109,035    53,689
                                            ----------- --------- ---------
Gross profit..............................     237,819   118,177    61,281
                                            ----------- --------- ---------
Operating expenses
Selling, general and administrative.......      50,888    30,469    19,479
Research and development (Note 9).........      37,996    17,365     7,628
                                            ----------- --------- ----------
Total operating expenses..................      88,884    47,834    27,107
                                            ----------- --------- ----------
Income before investment and other             148,935    70,343    34,174
  income and income taxes.................
Investment and other income...............       8,358     5,269     1,505
                                            ----------- --------- ----------
Income before income taxes................     157,293    75,612    35,679

Provision for income taxes (Note 10)......      58,265    27,977    13,220
                                            ----------- --------- ---------
Net income for the year...................     $99,028   $47,635   $22,459
                                            =========== ========= =========

Earnings per share (Note 2):
  Basic...................................       $1.27     $0.64     $0.31
  Fully diluted...........................       $1.22     $0.62     $0.30

Weighted average number of shares:
(in thousands)
  Basic...................................      77,992    74,587    71,775
  Fully diluted...........................      82,433    77,997    74,325

See accompanying notes to these consolidated financial statements.

JDS FITEL Inc.
CONSOLIDATED BALANCE SHEETS
(expressed in thousands of Canadian dollars, except share amounts)

                                                As at May 31,
                                            ---------------------
                                               1999       1998
                                            ----------- ---------

Assets

Current assets:
Cash and cash equivalents (Note 3).........    $24,826   $25,679
Short-term investments (Note 3)............    139,010   160,805
Accounts receivable (less allowances -
  1999: $700; 1998:$100)...................     77,806    38,469
Inventories (Note 4).......................     60,850    29,620
Prepaid expenses and other receivables.....      4,574     2,181
                                            ----------- ---------
                                               307,066   256,754

Capital assets (Note 5)...................     128,194    53,653
Intangible and other assets (Note 6)......      38,106     7,650
Deferred income taxes.....................        --       1,255
                                            ----------- ---------
Total assets..............................    $473,366  $319,312
                                            =========== =========

Liabilities and Shareholders'Equity

Current Liabilities:
Accounts payable..........................     $24,002   $15,138
Accrued liabilities.......................      31,362    17,487
Accrued compensation and related expenses.      14,305     7,188
Income taxes payable......................      26,285    12,412
                                            ----------- ---------
                                                95,954    52,225

Deferred income taxes.....................       1,205        --
Non-controlling interest..................       3,631        --
                                            ----------- ---------
                                              $100,790   $52,225

Commitments and contingencies(Notes 12 and 13)

Shareholders'equity:
Preferred shares, unlimited shares
  authorized; none issued and
  outstanding ............................        --          --
Common shares, unlimited shares
  authorized; 78,440,027 and 77,675,181
  issued and outstanding (Note 8).........     174,356   167,998
Retained earnings.........................     197,738    98,710
Foreign currency translation adjustment...         482       379
                                            ----------- ---------
                                               372,576   267,087
                                            ----------- ---------
Total liabilities and shareholders Equity.    $473,366  $319,312
                                            =========== =========

See accompanying notes to these consolidated financial statements.

Approved by:

/s/ Jozef Straus - President         /s/ M. Zita Cobb - Chief Financial Officer
-----------------------------------  -------------------------------------------

JDS FITEL Inc.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(expressed in thousands of Canadian dollars, except share amounts)

                                            Common shares                    Foreign
                                            ---------------------            currency     Total
                                             Number of            Retained  translationShareholders'
                                              Shares*    Amount   Earnings  adjustment    equity
                                            ----------- --------- --------- ---------- ------------
Balance, May 31, 1996.....................  71,762,046   $44,540   $28,616     $  --       $73,156

Issuance for cash under stock option
  plan....................................     135,450       427        --        --           427

Net income for the year...................        --          --    22,459        --        22,459
                                            ----------- --------- --------- ---------- ------------
Balance, May 31, 1997.....................  71,897,496   $44,967   $51,075     $  --       $96,042

Issuance for cash, net of issuance costs..   4,500,000   120,040        --        --       120,040

Issuance to acquire subsidiary (Note 14)..     743,420       998        --        --           998

Issuance for cash under stock option
  plan....................................     534,265     1,993        --        --         1,993

Translation adjustment....................        --          --        --        379          379

Net income for the year...................        --          --    47,635        --        47,635
                                            ----------- --------- --------- ---------- ------------
Balance, May 31, 1998.....................  77,675,181  $167,998   $98,710       $379     $267,087

Issuance to acquire subsidiary (Note 6)...      43,475     1,000        --        --         1,000

Issuance for cash under stock option
  plan....................................     721,371     5,358        --        --         5,358

Translation adjustment....................        --          --        --        103          103

Net income for the year...................        --          --    99,028        --        99,028
                                            ----------- --------- --------- ---------- ------------
Balance, May 31, 1999.....................  78,440,027  $174,356  $197,738       $482     $372,576
                                            =========== ========= ========= ========== ============

*After giving effect to a 3-for-1 split on March 31, 1998

See accompayning notes to these consolidated financial statements.

JDS FITEL Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(expressed in thousands of Canadian dollars, except share amounts)

                                                       Year ended May 31,
                                            ---------------------------------
                                               1999        1998       1997
                                            ----------- ----------- ---------
Cash provided by (used in)

Operating activities:
Net income for the year....................    $99,028     $47,635   $22,459
Operating items not requiring cash:
Depreciation and amortization..............     16,045       7,628     3,224
Loss from equity investment................         --          23       --
Deferred income taxes......................      2,460        (422)      304
                                            ----------- ----------- ---------
                                               117,533      54,864    25,987
Net change in non-cash working capital
  balances related to
  operations (Note 11)......................   (26,461)     (5,822)   (4,162)
                                            ----------- ----------- ---------
Cash provided by operating activities.......    91,072      49,042    21,825
                                            ----------- ----------- ---------

Investing activities:
Equity investment...........................    (1,000)     (6,850)      --
Land and construction in progress...........   (37,034)    (14,925)      --
Other capital assets and goodwill...........   (50,046)    (21,826)   (7,628)
Businesses and assets acquired..............   (29,813)      --          --
Proceeds from maturities of investments.....   190,805      48,353     3,832
Purchases of investments....................  (169,010)   (201,635)   (9,873)
                                            ----------- ----------- ---------
Cash used in investing activities...........   (96,098)   (196,883)  (13,669)
                                            ----------- ----------- ---------

Financing activities:
Increase (decrease) in construction
  in progress payable.....................      (1,185)      3,716       --
Issuance of common shares.................       5,358     121,270       427
                                            ----------- ----------- ---------
Cash provided by financing activities.....       4,173     124,986       427
                                            ----------- ----------- ---------

Net increase (decrease) in cash
  during the year.........................        (853)    (22,855)    8,583

Cash and cash equivalents, beginning
  of year.................................      25,679      48,534    39,951
                                            ----------- ----------- ---------
Cash and cash equivalents, end
  of year.................................     $24,826     $25,679   $48,534
                                            =========== =========== =========

See accompanying notes to these consolidated financial statements.

JDS FITEL Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
May 31, 1999 (expressed in thousands of Canadian dollars, except share amounts)

1 Significant accounting policies

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada, which are consistent in all material aspects with accounting principles generally accepted in the United States except as disclosed in note 17.

Basis of consolidation

The consolidated financial statements include the accounts of JDS FITEL Inc. and its subsidiaries. Investments in companies in which the Company has significant influence are accounted for by the equity method.

Revenue recognition

Revenue from product sales is recognized at the time goods are shipped to customers.

Cash equivalents and short-term investments

Cash equivalents are defined as highly liquid investments with original maturities of three months or less. Short-term investments are those with original terms to maturity in excess of three months but less than one year. All cash equivalents and short-term investments are held to maturity.

Inventories

Inventories are recorded at the lower of cost and net realizable value, with cost being calculated on a first-in, first-out basis.

Capital assets

Capital assets are recorded at cost.

Depreciation is calculated on the declining balance method using rates based on the expected useful lives of the assets. Buildings are depreciated at an annual rate of 4% and equipment at annual rates ranging from 5% to 35%.

Amortization of leasehold improvements is calculated on a straight-line basis over the term of the lease plus one renewal period.

Amortization of patents, licenses and purchased technology is calculated on a straight-line basis over their expected useful lives, currently ranging from 3 to 10 years.

Depreciation and amortization is included in cost of goods sold and operating expenses.

Goodwill and acquired technology

Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is amortized on a straight-line basis over its useful life, currently estimated at 5 to 15 years.

Acquired technology represents the value of the proprietary "know- how" which was technologically feasible as of the acquisition date, and is charged to earnings on a straight line basis over its useful life, currently estimated at five years.

The Company regularly reviews the recoverability of goodwill and acquired technology based on expected future earnings and cash flows and adjusts the asset balance to net realizable value as required.

Translation of foreign currencies

Monetary assets and liabilities of integrated foreign operations are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, non-monetary assets and liabilities at historical exchange rates and revenue and expense items (other than depreciation and amortization expense, which is translated at the rates applicable to the related capital assets) at average exchange rates prevailing during the year.

Equity investments, which are self-sustaining, are translated using exchange rates in effect at the balance sheet date for the carrying value of the investment and at average rates during the year for the Company's share of investment income. Foreign currency translation adjustments are reflected as a separate component of shareholders' equity.

Derivative financial instruments

Gains and losses on forward exchange contracts that hedge exposure to foreign currency fluctuations on anticipated future cash flows are recognized when the hedged transactions are recognized. Realized gains and losses on foreign exchange contracts are recognized and offset against foreign exchange gains and losses on the underlying net asset or net liability position. Cash flows from hedge contracts related to operations are classified as an operating activity.

Research and development costs

Research costs are expensed as incurred and are reduced by related investment tax credits.

Development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral. To date, all development costs have been expensed.

Income taxes

Income taxes are provided for based on accounting income using the deferral method. Under this method, taxes are computed using current tax rates regardless of when such income is subject to taxes under the tax laws. The deferred tax balances which result are not adjusted for any subsequent changes in tax rates and include benefits related to investment tax credits.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 2 Earnings per share

Basic earnings per share has been calculated on the basis of consolidated net income for the year divided by the weighted average number of shares outstanding during the year.

Fully diluted earnings per share has been calculated on the assumption that all outstanding options have been exercised at the later of the beginning of the fiscal year or the option issuance date. Where the impact of the conversion or exercise of the options is anti-dilutive they are not included in the calculation of fully diluted earnings per share. Consolidated net income has been increased by imputed after-tax earnings on the cash that would have been received on the exercise of the options at an appropriate rate of return. An allowance for imputed earnings of $1,584 (1998 - $669; 1997 - $210) at an after tax rate of 2.5% (1998 - 2.5%; 1997 - 2.5%) is used in the calculation of fully diluted earnings per share.

 3 Cash and cash equivalents and short-term investments

                                               Carrying Value
                                            ---------------------
                                               1999       1998
                                            ----------- ---------

Cash......................................     $10,324   $11,100
Corporate securities with original
  maturities of three months or less......      14,502    14,579
                                            ----------- ---------
Cash and cash equivelents.................     $24,826   $25,679
                                            ----------- ---------
Corporate securities with original
  maturities greater than three months....    $139,010  $160,805
                                            ----------- ---------
Short-term investments....................    $139,010  $160,805
                                            ----------- ---------

Carrying value, which approximates fair value, includes cost and accrued interest.

4 Inventories
                                               Year ended May 31,
                                            ---------------------
                                                  1999      1998
                                            ----------- ---------
Raw materials.............................     $26,726   $18,743
Work in process...........................      27,201     6,657
Finished goods............................       6,923     4,220
                                            ----------- ---------
Total inventories.........................     $60,850   $29,620
                                            =========== =========
5 Capital assets

                                               Year ended May 31,
                                            -----------------------
                                                  1999        1998
                                            ----------- -----------
Cost:
Land......................................      $7,544      $7,372
Buildings.................................      45,852       8,460
Equipment.................................      97,902      39,254
Leasehold improvements....................       3,856       2,327
Patents, licenses and purchased
  technology..............................       2,809       2,218
                                            ----------- -----------
                                               157,963      59,631
Less accumulated depreciation and amortization:
Buildings.................................       4,063       2,202
Equipment.................................      34,579      12,902
Leasehold improvements....................       1,965         609
Patents, licenses and purchased
  technology..............................         554         347
                                            ----------- -----------
                                                41,161      16,060
                                            ----------- -----------
                                               116,802      43,571
Construction in progress..................      11,392      10,082
                                            ----------- -----------
                                              $128,194     $53,653
                                            =========== ===========

Depreciation expense totalled $13,786, $7,575 and $3,162 for the fiscal years ended May 31, 1999, 1998 and 1997 respectively.

6 Intangible and other assets

                                               Year ended May 31,
                                            -----------------------
                                                  1999        1998
                                            ----------- -----------
Cost:
Goodwill..................................     $23,764        $560
Acquired technology.......................      15,256        --
Long term investments.....................       1,000       7,206
Other.....................................         460        --
                                            ----------- -----------
                                                40,480       7,766
Less accumulated amortization:
Goodwill..................................       1,357         --
Acquired technology.......................       1,017         116
                                            ----------- -----------
                                                 2,374         116
                                            ----------- -----------
                                               $38,106      $7,650
                                            =========== ===========

On September 3, 1998, the Company acquired the remaining 32% of FITEL- Photomatrix (Canada) Inc. ("FPMX") for total consideration of $16,000, including the issuance of 43,475 common shares resulting in goodwill of $15,500.

On June 1, 1997, the Company acquired a 49% equity interest in Integrierte Optik GmbH ("IOT"), a company in the development of glass planar waveguide technology based in Waghaeusel-Kinlach, Germany for total consideration of 8,900 DM ($6,850 Cdn). On February 2, 1999, the Company exercised an option to purchase an additional 2% in IOT for $458 Cdn. As a result, the company now consolidates the results of IOT and no longer accounts for IOT as a long term investment. Goodwill of $4,500 resulted from the transaction.

The remaining goodwill is the result of other minor acquisitions made during the year.

On January 15, 1999, the Company acquired the assets of the Akzo Nobel Photonics business unit from Akzo Nobel Business Developments B.V. for cash consideration of $19,000. The allocation of the purchase price was to capital assets of $3,744 and acquired technology assets of $15,256.

7 Operating lines of credit

At May 31, 1999, the Company had unused operating bank lines of credit amounting to approximately $65,000. Borrowings under the U.S. bank line of credit have interest charged at LIBOR (London Interbank Offered Rate) plus 1/4%; those under the Canadian bank line of credit have interest charged at Canadian prime. During 1999, the Company had no borrowings under these facilities.

The Company has letters of credit outstanding at May 31, 1999 of approximately $1,256.

 8 Common shares and stock options

The Company is authorized to issue an unlimited number of common shares. On November 12, 1997, pursuant to an underwriting agreement, the Company sold to a group of underwriters 4,500,000 common shares at a price of $27.41 per share. Gross cash proceeds were $123,375 less net share issue costs of $3,335 ($5,185 less $1,850 deferred tax benefit).

At May 31, 1999, 78,440,027 common shares were issued and outstanding.

Stock options

During 1994, the Company established a stock option plan for certain key employees. The aggregate number of common shares reserved for issuance under the plan was 553,302. These options vest between March 21, 1996 and March 21, 2000 and expire on March 20, 2003.

During 1996, the Company established a stock option plan for employees and directors. Under this plan, options are granted at an exercise price equal to the then-current fair market value of the common shares of the Company. The options generally become exercisable in equal proportions during each of the five years following the date of the grant and, if not exercised, expire 7 years from the date of grant or upon termination of employment.

The following table summarizes stock option activity under both plans from May 31, 1996 to May 31, 1999:

                                            Options outstanding
                                            ---------------------
                                                        Weighted
                                                         average
                                              Number    exercise
                                            of Shares*    price
                                            ----------- ---------
Balance, May 31, 1996.....................   2,079,582     $3.15

Granted...................................     959,667      7.44
Cancelled.................................    (233,955)     4.00
Exercised.................................    (135,450)     3.15
                                            ----------- ---------
Balance, May 31, 1997.....................   2,669,844     $4.62

Granted...................................   1,232,665     13.90
Cancelled.................................     (78,051)     7.22
Exercised.................................    (534,265)     3.06
                                            ----------- ---------
Balance, May 31, 1998.....................   3,290,193     $8.18

Granted...................................   1,885,240     27.80
Cancelled.................................    (178,026)    16.67
Exercised.................................    (721,371)     7.43
                                            ----------- ---------
Balance, May 31, 1999.....................   4,276,036    $16.60
                                            =========== =========

*After giving retroactive effect to a 3-for-1 split on March 31, 1998.

Shares available for grant at May 31, 1999 totalled 5,692,615 (1998 - 7,399,829; 1997 - 2,916,660).

The following table summarizes information about options outstanding at May 31, 1999:

                    Options outstanding                   Options exercisable
-------------------------------------------------------   ----------------------
                                Weighted     Weighted                  Weighted
                                 average      average                   average
   Range of         Number      remaining     exercise      Number     exercise
exercise prices   outstanding  life (years)    price      exercisable    price
--------------------------------------------------------------------------------
$0     - $10.10   1,365,424            3.9       $4.31      519,224       $3.46
$10.11 - $20.20   1,141,817            5.2      $12.43      126,229      $10.63
$20.21 - $30.30   1,437,415            6.0      $22.43       10,440      $25.67
$30.31 - $101       331,380            6.6      $56.11          nil         nil

Options exercisable at May 31, 1999 totaled 655,893 (1998 - 601,171; 1997 -
476,250).
9 Research and development

                                                       Year ended May 31,
                                            -------------------------------
                                                  1999      1998      1997
                                            ----------- --------- ---------
Research and development costs............     $42,141   $19,565    $8,968
Less: Investment tax credits..............       4,145     2,200     1,340
                                            ----------- --------- ---------
                                               $37,996   $17,365    $7,628
                                            =========== ========= =========
10 Income taxes

The income tax provisions reported are comprised as follows:

                                                       Year ended May 31,
                                            -------------------------------
                                                  1999      1998      1997
                                            ----------- --------- ---------
Current...................................     $55,805   $26,657   $12,916
Deferred..................................       2,460     1,320       304
                                            ----------- --------- ---------
                                               $58,265   $27,977   $13,220
                                            =========== ========= =========

The income tax provisions reported differ from the amounts computed by applying the Canadian statutory rate to income before income taxes. The reasons for the differences and the related tax effects are as follows:

                                                  1999      1998      1997
                                                 %          %         %
                                            ----------- --------- ---------
Statutory income tax rate.................        44.6      44.6      44.6
Manufacturing and processing deduction....        (7.8)     (7.7)     (8.3)
Provincial research and development
  deduction...............................        (0.8)     (0.7)     (0.7)
Foreign income and other..................         1.0       0.8       1.5
                                            ----------- --------- ---------
Effective income tax rate.................        37.0      37.0      37.1
                                            =========== ========= =========

The types of temporary differences and the balances of their related tax effects, which create deferred income taxes, are as follows:

                                                  1999      1998
                                            ----------- ---------
Common share issue costs not yet
  deductible for tax......................      $1,350    $1,942
Accounting provisions not currently
  deductible for tax......................       3,169     1,395
Research and development expenses
  deducted for tax in excess of
  accounting..............................      (2,130)     (976)
Tax depreciation in excess of accounting
  depreciation............................      (3,594)   (1,106)
                                            ----------- ---------
Balance of deferred income taxes..........     ($1,205)   $1,255
                                            =========== =========

Income taxes paid in fiscal 1999, 1998 and 1997 totalled $33,934, $16,091 and $6,880 respectively.

 11 Changes in non-cash working capital balances related to operations

                                                       Year ended May 31,
                                            -------------------------------
                                                  1999      1998      1997
                                            ----------- --------- ---------
Accounts receivable.......................    ($37,622) ($13,681)  ($8,763)
Inventories...............................     (29,064)  (18,681)   (2,760)
Prepaid expenses and other receivables....      (2,411)     (836)   (1,112)
Accounts payable..........................       8,500     9,750    (1,192)
Accrued liabilities.......................      13,145     6,097     3,074
Accrued compensation and related expenses.       7,117     3,923     1,710
Income taxes payable......................      13,874     7,606     4,881
                                            ----------- --------- ---------
                                              ($26,461)  ($5,822)  ($4,162)
                                            =========== ========= =========
12 Commitments

The Company leases manufacturing and office space under operating leases expiring at various dates through December 2001.

Future minimum commitments for noncancelable operating leases are as follows:

                                                        Operating
           Year ending May 31                            leases
-------------------------------------------             ---------
                 2000.....................                   833
                 2000.....................                   287
                                                        ---------
           Total minimum lease paymants...                 1,120
                                                        =========
13 Contingencies

In the ordinary course of business, the Company may be contingently liable for litigation and claims with customers, suppliers or other parties. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to estimate the potential costs and losses, if any, management believes that the ultimate resolution of such contingencies will not have a material adverse effect on the consolidated financial position of the Company or the consolidated results of its operations.

 14 Related party transactions

The Furukawa Electric Co., Ltd. controlled or exercised significant influence over the Company during each of the years in the three year period ended May 31, 1999. The Furukawa Electric Co., Ltd. also had a controlling interest in Furukawa Industrial S.A. during the same period.

On May 29, 1998, the Company issued 743,420 common shares to The Furukawa Electric Co., Ltd. in exchange for its controlling interest (68%) in FITEL- Photomatrix (Canada) Inc. ("FPMX").

The transaction was recorded by the Company at the carrying amount on the books of FPMX net of $200 of related acquisition costs as follows:

Accounts receivable...............              $1,040
Inventories.......................               2,690
Other current assets..............               1,324
Capital assets....................               1,757

Current liabilities...............               5,050
Shareholders' equity..............               1,761

During the year ended May 31, 1999, the Company entered into transactions with these related parties in the normal course of business. Transactions were priced at competitive market rates with normal payment terms. The approximate values of these transactions and related ending balances are as listed below:

                                                       Year ended May 31,
                                            ---------------------------------
                                                  1999        1998      1997
                                            ----------- ----------- ---------
Sales
The Furukawa Electric Co., Ltd............      $9,076      $6,114    $3,991
FITEL-Photomatrix (Canada) Inc............         --        1,112       671
Furukawa Industrial S.A...................         196         415       526

Purchases
The Furukawa Electric Co., Ltd............      16,117       9,857     9,712
FITEL-Photomatrix (Canada) Inc............         --          127       134

Accounts receivable
The Furukawa Electric Co., Ltd............       2,417       1,268       840
FITEL-Photomatrix (Canada) Inc............         --          115       167
Furukawa Industrial S.A...................           6         --         41

Accounts payable
The Furukawa Electric Co., Ltd............       2,773         620       889
15 Operating segments and geographic information

The Company adopted CICA Section 1701 - Segment Disclosures in fiscal 1999. Information about operating segments, geographic information and major customers for fiscal 1999, 1998 and 1997 are presented below in accordance with CICA Section 1701.

The operating segments identified below report directly to the Chief Executive Officer ("CEO"). Financial information is available for each segment, and the CEO allocates resources to each of these segments based on their net sales and operating profits before taxes and investment income. The CEO has been identified as the Chief Operating Decision Maker.

The Company designs, develops, manufactures and markets optical components and modules at various levels of integration. During fiscal 1999, the Company had two operating segments, Fiber Optics Products and Transmission and Test Products. The Company expects to revise these segments in fiscal 2000 because of its merger with Uniphase Corporation on June 30, 1999 (see note 19). The Fiber Optics Group consists primarily of couplers, WDM pump combiners, monitor tap couplers, optical isolators, attenuators, polarization components and optical circulators. The group also distributes certain products manufactured by others including fusion splicers, connectors, adaptors and jumpers. The Test and Transmission Group includes optical amplifier modules, optical add-drop multiplexer modules and instruments products used for measuring optical components. The Company's products are sold directly to original equipment manufacturers and industrial distributors throughout the world. The Company does not allocate income taxes and investment income to its operating segments.

Information about reportable segments' sales and operating income are as follows:

                                                       Year ended May 31,
                                            -------------------------------
                                                  1999      1998      1997
                                            ----------- --------- ---------
Fiber optics group:
Net sales to external customers...........    $342,279  $177,649   $91,117
Intersegment sales........................      17,204     1,001       715
Operating income..........................     126,548    54,865    28,804

Transmission and test group:
Net sales to external customers...........    $130,923   $50,564   $24,568
Operating income..........................      22,387    15,478     5,370

A reconciliation of the amounts presented from reportable segments to the applicable line items on the consolidated financial statements is as follows:

                                                       Year ended May 31,
                                            -------------------------------
                                                  1999      1998      1997
                                            ----------- --------- ---------
Net sales:
  Net sales to external customers by
    reportable segments...................    $455,998  $227,212  $114,970
  Intersegment sales by reportable
    segments..............................      17,204     1,001       715
Elimination of intersegment sales.........     (17,204)   (1,001)     (715)
                                            ----------- --------- ---------
Total net sales...........................    $455,998  $227,212  $114,970
                                            =========== ========= =========

Income before income taxes:
  Operating income by reportable
    segments..............................    $148,935   $70,343   $34,174
Unallocated amounts:
  Other income............................       8,358     5,269     1,505
                                            ----------- --------- ---------
Income before income taxes................    $157,293   $75,612   $35,679
                                            =========== ========= =========

Net sales and identifiable assets by country are as follows:

                                                       Year ended May 31,
                                            -------------------------------
                                                  1999      1998      1997
                                            ----------- --------- ---------
Net sales:
     Canada...............................      $8,692    $6,748    $5,716
     United States........................     364,531   169,365    81,421
     Other................................      82,775    51,099    27,833
                                            ----------- --------- ---------
Total net sales...........................    $455,998  $227,212  $114,970
                                            =========== ========= =========

Identifiable assets:
     Canada...............................    $448,655  $310,396  $110,552
     Other................................      24,711     8,916     6,623
                                            ----------- --------- ---------
Total identifiable assets.................    $473,366  $319,312  $117,175
                                            =========== ========= =========

Net sales are attributed to countries based on the invoicing address of customers. Identifiable assets are those assets of the Company that are identified with the operations of the corresponding country.

In fiscal 1999, four customers accounted for 20.9%, 14.7%, 11.5% and 11.0% of total sales. In fiscal 1998, three customers accounted for 13.9%, 13.6% and 12.1% of total sales. In fiscal 1997, one customer accounted for 11.5% of total sales.

16 Financial instruments and credit risk

Financial instruments

The carrying amounts reflected in the consolidated balance sheets for cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term to maturity of these instruments.

The Company uses forward exchange contracts to manage its foreign currency exposures. These exposures arise due to the fact that the majority of the Company's sales are in U.S. dollars and a portion of the Company's purchases are in U.S. dollars and Japanese yen. The Company does not engage in speculative trading activities. All contracts mature within one year.

These contracts require the Company to purchase Japanese yen and sell U.S. dollars with or for Canadian dollars at contractual rates. At May 31, 1999, the Company had $48,159 (1998 - $70,088; 1997 - $47,965) outstanding in foreign exchange contracts with an aggregate unrecognized foreign exchange gain (loss) of $1,728 (1998 - ($3,234); 1997 - $359).

The Company is exposed to credit-risk losses in the event of non-performance by counterparties to the financial instrument contracts. The Company only deals with large recognized financial institutions and does not expect any counterparty to fail to meet its obligations.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and trade receivables. The Company places its cash equivalents and short-term investments with Canadian governmental agencies and high-quality Canadian financial institutions. The Company performs ongoing credit evaluations of its customers and periodically purchases credit insurance. The Company provides reserves for potential credit losses and such losses and yearly provisions have not been significant and have been within management's expectations.

 17 Significant differences between Canadian and United States Generally Accepted Accounting Principles

The Company's accounting policies are consistent in all material aspects with U.S. GAAP with the following exceptions:

Net income reconciliation

The following table reconciles the net income as reported on the consolidated statements of income to the net income that would have been reported in accordance with U.S. GAAP and also discloses basic and diluted earnings per share as calculated using U.S. GAAP:

                                                       Year ended May 31,
                                            --------------------- ---------
                                               1999       1998      1997
                                            ----------- --------- ---------
Net income as reported under
  Canadian GAAP...........................     $99,028   $47,635   $22,459
Recognition of unrealized foreign
  exchange gains (losses)(1)..............       1,728    (3,234)     (359)
Income tax effect of above................        (639)    1,158       129
                                            ----------- --------- ---------
Net income as reported under U.S. GAAP....    $100,117   $45,559   $22,229
                                            =========== ========= =========

(1) Foreign exchange gains and losses

Under Canadian GAAP, gains and losses on foreign exchange contracts related to anticipatory transactions are not recognized until realized.

Under U.S. GAAP, gains and losses on such foreign exchange contracts are recognized in the period that the exchange rates change.

Earnings per share:
  Basic...................................       $1.28     $0.61     $0.31
  Diluted.................................       $1.23     $0.59     $0.30

Weighted average number of shares:
(in thousands)
  Basic...................................      77,992    74,587    71,775
  Diluted.................................      81,562    76,922    73,572

The Company has reported basic and fully diluted earnings per share according to Canadian generally accepted accounting principles. This presentation complies with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share", where "fully diluted" earnings per share equals the SFAS 128 "diluted" earnings per share except that the dilutive effect of stock options is calculated using the imputed income method under Canadian GAAP and using the treasury stock method under U.S. GAAP.

For the purpose of reporting under U.S. GAAP, companies are required to use an asset and liability approach in accounting for income taxes. There were no material differences between this approach and the deferral method followed by the Company under Canadian GAAP.

Balance sheets

The following is a reconciliation of the balance sheets between accounting principles generally accepted in Canada and the United States:

                                                Year ended May 31,
                                            ---------------------
                                               1999       1998
                                            ----------- ---------
     Accrued Liabilities
     Balance under Canadian GAAP..........      31,362    17,487
     Adjustment relating to recognition
       of unrealized foreign exchange
       losses.............................      (1,728)    3,234
                                            ----------- ---------
     Balance under U.S. GAAP                   $29,634   $20,721
                                            =========== =========

     Income taxes payable
     Balance under Canadian GAAP..........      26,285    12,412
     Adjustment relating to recognition
       of unrealized foreign exchange
       losses.............................         639    (1,158)
                                            ----------- ---------
     Balance under U.S. GAAP                   $26,924   $11,254
                                            =========== =========

     Common share capital
     Balance under Canadian GAAP..........     174,356   167,998
     Distribution to parent company(1)....      19,404    19,404
                                            ----------- ---------
     Balance under U.S. GAAP                  $193,760  $187,402
                                            =========== =========

     Retained earnings
     Balance under Canadian GAAP..........     197,738    98,710
     Distribution to parent company(1)....     (19,404)  (19,404)
     Adjustment relating to recognition
       of unrealized foreign exchange
       losses.............................       1,089    (2,076)
                                            ----------- ---------
     Balance under U.S. GAAP                  $179,423   $77,230
                                            =========== =========

(1) On May 29, 1998, the Company acquired a 68% controlling equity interest in FPMX from Furukawa, its parent company, for common shares of the Company with an estimated fair value of $20.4 million. As this transaction was between non-arm's length parties, this controlling equity interest in FPMX was recorded at its historical cost to the parent company. Under U.S. GAAP, the difference between the fair value of the common shares issued and the historical cost of the asset acquired is reflected as a distribution and is charged to retained earnings.

Stock option plans - compensation costs

In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123 defines a fair- value method of accounting for employee stock options or similar equity instruments. However, SFAS 123 also allows companies to continue to use the intrinsic value method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees". The Company has elected to account for stock options in accordance with APB No. 25 and has adopted the disclosure-only aspects of SFAS 123.

Under APB No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements.

Pro-forma information regarding net income and earnings per share is required by SFAS 123. This information is required to be determined as if the Company had accounted for its employee stock options granted subsequent to May 31, 1995 under the fair value method of that statement. The fair value of options granted in 1999 reported below has been estimated at the date of grant using the Black- Scholes option pricing model with the following weighted average assumptions:

                                                    Employee stock options
                                            --------------------- ---------
                                               1999       1998      1997
                                            ----------- --------- ---------
Expected life in years....................           5         5         5
Risk-free interest rate...................         5.2%      5.6%      6.5%
Volatility................................          53%       48%       50%
Dividend yield............................      nil        nil       nil

The weighted-average fair value of these options was $6.88 per share in 1999 (1998 - $6.84; 1997 - $3.85).

For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro-forma information follows:

                                                       Year ended May 31,
                                            --------------------- ---------
                                               1999       1998      1997
                                            ----------- --------- ---------
Net income per U.S. GAAP..................    $100,117   $45,559   $22,229
Pro-forma net income......................     $95,930   $43,532   $21,098
Pro-forma basic earnings per share........       $1.23     $0.58     $0.29
Pro-forma diluted earnings per share......       $1.18     $0.57     $0.29

Pro-forma net income represents the difference between compensation expense recognized under APB No. 25 and the related expense using the fair value method of SFAS 123 taking into account any additional tax effects of applying SFAS 123. The effects on pro-forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro-forma disclosures of future years. Because SFAS 123 is applicable only to options granted subsequent to May 31, 1995, the pro-forma effect will not be fully reflected until 2000.

Statements of comprehensive income

For the purposes of reporting under U.S. GAAP, the following statements of comprehensive income are required:

                                               1999       1998      1997
                                            ----------- --------- ---------
Net income as reported under U.S. GAAP....    $100,117   $45,559   $22,229
Change in currency translation
  adjustment..............................         103       379       --
                                            ----------- --------- ---------
Comprehensive income......................    $100,220   $45,938   $22,229
                                            =========== ========= =========

The Company implemented Statement of Accounting Standards No. 130 "Reporting Comprehensive Income" in fiscal 1999, regarding comprehensive income for purposes of reconciliation to U.S. GAAP. Under U.S. GAAP, items defined as other comprehensive income such as foreign currency translation adjustments, are separately classified in the financial statements and the accumulated balance of other comprehensive income (loss) is reported separately in shareholders' equity on the balance sheet.

Recent pronouncement

The Company intends to adopt Statement of Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities", as amended by Statement of Financial Accounting Standard No. 137 "Deferral of Effective Date of FASB Statement 133", as of the beginning of its fiscal year 2001. The Standard will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value of the derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in earnings. The change in a derivative's fair value related to the ineffective portion of a hedge, if any, will be immediately recognized in earnings. The effect of adopting the Standard is currently being evaluated but is not expected to have a material effect on the Company's financial position or overall trends in results of operations.

 18 Uncertainty due to the Year 2000 Issue

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems when using certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

 19 Subsequent event

On June 30, 1999, the Company merged with Uniphase Corporation of San Jose, California. The merged company will be known as JDS Uniphase Corporation.

_____________________

Pro Forma Financial Information

Item 7.   Financial Statements, Pro Forma Information and Exhibits

(Continued)

(b) Pro Forma Financial Information

Effective June 30, 1999, Uniphase Corporation combined its operations with JDS FITEL Inc. of Ottawa, Canada in a transaction accounted for as a purchase. JDS FITEL primarily manufactures passive products that include components and modules that route and guide optical signals transmitted through a fiberoptic network. The JDS Uniphase fiscal 1999 financial statements reflect the issuance of common shares or Exchangeable Shares of JDS Uniphase Canada Ltd. for all of the outstanding JDS FITEL common shares based on the outstanding JDS FITEL common shares on June 30, 1999, the exchange ratio of 0.50855 of a JDS Uniphase share of common stock or 0.50855 of an Exchangeable Share of JDS Uniphase Canada, Ltd. for each JDS FITEL common share and an average market price per JDS Uniphase common share of $81.713 per share. The average market price per JDS Uniphase common share is based on the average closing price for a range of trading days (January 22 through February 4, 1999) around the announcement date (January 28, 1999) of the merger. In addition, JDS Uniphase issued options to purchase 6.6 million JDS Uniphase common shares in exchange for outstanding JDS FITEL options with the number of shares and the exercise price appropriately adjusted by the exchange ratio. The value of the options, as well as estimated direct transaction expenses of $12 million, have been included as a part of the total estimated purchase cost. In addition, the Company granted options to purchase approximately 6.8 million shares of JDS Uniphase Common Shares to certain former JDS FITEL employees subsequent to the effective date of the merger.

The total purchase cost of the JDS FITEL merger is as follows (in thousands):

Value of securities issued................              $3,263,119
Assumption of JDS FITEL options...........                 221,614
                                                        -----------
                                                         3,484,733
Direct transaction costs and expenses.....                  12,000
                                                        -----------
Total purchase cost.......................              $3,496,733
                                                        ===========

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 30, 1999 should be read in conjunction with the consolidated financial statements of JDS Uniphase Corporation ("the Company"), as previously filed and the separate financial statements of JDS FITEL included herein. Those financial statements are based on the historical financial statements of the Company and JDS FITEL after giving effect to the acquisition under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Statements of Operation. The pro forma information does not purport to be indicative of the results which would have been reported if the above transaction had been in effect for the period presented or which may result in the future.

The Unaudited Pro Forma Condensed Combined Statements of Operations are presented as if the operations of the Company and JDS FITEL had been combined as of the beginning of fiscal 1999. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 30, 1999 combines the year ended June 30, 1999 for Uniphase Corporation and the year ended May 31, 1999 for JDS FITEL. The Unaudited Pro Forma Statement of Operations for JDS FITEL has been converted to U.S. dollar at an average exchange rate for the period presented.

Pro Forma Condensed Combined Consolidated

Statement of Operations (Unaudited)

June 30, 1999

(in thousands, except per share data)

                                        Year Ended June 30, 1999
                             ---------------------------------------------
                                                      Pro          Pro
                                                     Forma        Forma
                                JDS        JDS      Adjust-      Uniphase
                              Uniphase    FITEL      ments       Combined
                             ---------- ---------- ----------   ----------
Net sales...................  $282,828   $305,729      ($668)(B) $587,889
Cost of sales...............   138,748    146,278       (668)(B)  284,358
                             ---------- ---------- ----------   ----------
  Gross profit                 144,080    159,451       --        303,531
  Acquired in-process
Operating expenses:
  Research and development..    27,048     25,496       --         52,544
  Selling, general, and
   administrative...........    37,365     34,123       --         71,488
  Amortization of purchased
   intangibles..............    15,730       --      671,772 (A)  687,502
  Acquired in-process
   research and development.   210,400       --         --        210,400
  Other operating expenses..     6,759       --         --          6,759
                             ---------- ---------- ----------   ----------
Total operating expenses....   297,302     59,619    671,772    1,028,693
                             ---------- ---------- ----------   ----------
Income (loss) from
 operations.................  (153,222)    99,832   (671,772)    (725,162)
Interest and other
 income, net................     3,633      6,762       --         10,395
                             ---------- ---------- ----------   ----------
Income (loss) before
 income taxes...............  (149,589)   106,594   (671,772)    (714,767)
Income tax expense
 (benefit)..................    21,468     39,493    (63,472)(C)   (2,511)
                             ---------- ---------- ----------   ----------
Net income (loss)........... ($171,057)   $67,101  ($608,300)   ($712,256)
                             ========== ========== ==========   ==========
Average number of shares
Basic earnings (loss)
 per share..................    ($2.15)                            ($4.48)
                             ==========                         ==========
Dilutive earnings (loss)
 per share..................    ($2.15)                            ($4.48)
                             ==========                         ==========
Average number of shares
 outstanding................    79,562                            158,888
                             ==========                         ==========
Average number of shares
 outstanding assuming
 dilution ..................    79,562                            158,888
                             ==========                         ==========

See accompanying notes to unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma

Condensed Combined Financial Statements

(A) In June 1999 Uniphase Corporation merged with JDS FITEL, Inc. in a transaction accounted for as a purchase. The total purchase price of $3.5 billion included consideration of 79.9 million shares of common stock, the assumption of 6.6 million stock options valued at $221.6 million and estimated direct costs of $12.0 million.

Of the total purchase price, $210.4 million has been allocated to in-process research and development and charged to expense. The remaining purchase price has been allocated to specifically identifiable assets acquired. The intangible assets acquired of approximately $3.4 billion is expected to be amortized over an average estimated useful life of five years. The related amortization is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statement of Operations.

The purchase price allocation is preliminary subject to change based on the Company's final analysis.

(B) Reflects the elimination of sales between JDS and Uniphase.

(C) The pro forma combined provisions for income taxes do not represent the amounts that would have resulted had Uniphase and JDS filed consolidated income tax returns during the periods presented. The provision for income tax includes the amortization of deferred tax liabilities originating from the transaction of $317.4 million.

Item 7. Financial Statements, Pro Forma Information and Exhibits (continued)

(c) Exhibits

The Exhibit Index appearing on page 19 is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS UNIPHASE CORPORATION

                                     /s/ Anthony R. Muller
                                     -----------------------------------
                                         Anthony R. Muller
                                         Senior Vice President
                                         of Finance and CFO

Date: November 1, 1999